Exhibit (11) under N-1A
                                              Exhibit 23 under 601/Reg SK


COOPERS & LYBRAND

Consent of Independent Accountants

We consent to the inclusion in this Amendment No. 26 to the Registration Statement of BT Institutional Daily Assets Fund on Form N-1A of our report dated July 29, 1997, on our audit of the financial statements and financial highlights of BT Institutional daily Assets Fund which report is included in its Annual Report to Shareholders which is also incorporated by reference in this Amendment to the Registration Statement. We also consent to the references to our Firm in the Prospectus under the caption "Financial Highlights" and in the Statement of Additional Information under the caption "Counsel and Independent Accountants."


                                                  /s/Coopers & Lybrand L.L.P.
                                                     COOPERS & LYBRAND L.L.P.

Kansas City, Missouri
October 3, 1997